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[LOGO OF AGL
RESOURCES
APPEARS HERE]
                                                                      Exhibit 99
                                    FOR IMMEDIATE RELEASE

Contacts
Financial Community                      Media

Melanie M. Platt                         Millicent Hunter
Vice President, Investor Relations       Media Relations Representative
  and Corporate Secretary                (404) 584-3780
(404) 584-3420

Joseph P. Heffron
Investor Relations Specialist
(404) 584-3427

            AGL RESOURCES ANNOUNCES COMMON STOCK REPURCHASE PROGRAM


ATLANTA, GEORGIA, October 5, 1999--AGL Resources Inc. (NYSE: ATG) today announced that its board of directors has authorized a plan to repurchase up to
3.6 million shares of the company's common stock over a period ending no later than September 30, 2001. A portion of the proceeds from the company's recent sales of its wholesale natural gas and power marketing joint venture interests will be used for the share repurchases. Open market purchases may be made from time to time, subject to availability, and repurchased shares will be held as treasury shares. AGL Resources currently has approximately 57 million common shares outstanding.

     "We believe that purchasing the company's shares, given current market conditions, is a solid investment and one that will benefit our shareholders," said Walter M. Higgins, AGL Resources' chairman and chief executive officer.

     AGL Resources Inc. is a regional energy holding company with operations in the Southeast. Atlanta Gas Light Company, the largest natural gas distributor in the Southeast and the company's primary subsidiary, provides delivery service for nearly 1.5 million customers in Georgia and, through Chattanooga Gas Company, in southern Tennessee. Although natural gas distribution is AGL Resources' core business, it also is engaged in other energy-related businesses, including retail energy marketing, customer care services for energy marketers and wholesale and retail propane sales.

     Statements made in this press release other than those containing historical information should be considered as forward-looking statements and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. AGL Resources wishes to caution readers that results and events subject to forward-



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looking statements could differ materially because, among other things, of the following factors: continued uncertainty regarding the impact of changes in state and federal legislation and regulation on the company and the natural gas industry, including the company's need to manage resulting challenges regarding expenses; the effects of competition, particularly in markets where prices and service providers historically have been regulated; changes in the price and demand for natural gas; and other risks and factors identified in the company's filings with the Securities and Exchange Commission.

  The company's homepage address on the Internet is www.aglresources.com.

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